UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:	August 24, 2011
(Date of earliest event reported):	August 18, 2011

Commission File No. 1-14588

CODORUS VALLEY BANCORP, INC.
(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2428543
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
105 Leader Heights Road P.O. Box 2887 York, Pennsylvania	17405-2887
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-747-1519

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                      Entry into a Material Definitive Agreement.

On August 18, 2011, as part of the United States Department of the Treasury (the “Treasury”) Small Business Lending Fund (the “SBLF”) program, Codorus Valley Bancorp, Inc. (the “Company”), the parent company of PeoplesBank, A Codorus Valley Company (the “Bank”), entered into a Small Business Lending Fund – Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Secretary”).  Pursuant to the Purchase Agreement, the Company agreed to issue and sell, and the Secretary agreed to purchase, 25,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share (the “SBLF Preferred Stock”), for a purchase price of $25,000,000.  The SBLF Preferred Stock was issued pursuant to the SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

The transaction described above closed on August 18, 2011.  The SBLF Preferred Stock was issued in accordance with the designations, preferences, limitations and relative rights of the SBLF Preferred Stock established in the Certificate of Designation of the Company described in Item 5.03 below.  The SBLF Preferred Stock has no maturity date and ranks senior to the Company’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

The SBLF Preferred Stock qualifies as Tier 1 regulatory capital and will pay non-cumulative dividends quarterly on each January 1, April 1, July 1 and October 1, beginning October 3, 2012.  The dividend rate can fluctuate on a quarterly basis during the first 10 quarters during which the SBLF Preferred Stock is outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Bank.  Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period has been set at 5%.  For the second through ninth calendar quarters, the dividend rate may be adjusted between one percent (1%) and five percent (5%) per annum to reflect the amount of change in the Bank’s level of QSBL.  If the level of the Bank’s qualified small business loans declines so that the percentage increase in QSBL as compared to the baseline level is less than 10%, then the dividend rate payable on the SBLF Preferred Stock would increase.  For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the increase in QSBL as compared to the baseline.  After four and one half years from issuance, the dividend rate will increase to 9% (including a quarterly lending incentive fee of 0.5%).

The SBLF Preferred Stock is non-voting, except in limited circumstances.  In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the SBLF Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company’s Board of Directors.

The SBLF Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of the FDIC.

The issuance and sale of the SBLF Preferred Stock was a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Pursuant to the Purchase Agreement, approximately $16,506,875 of the proceeds from the sale of the SBLF Preferred Stock was used to redeem the 16,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “CPP Preferred Stock”), issued in January 2009 to the Treasury under the Capital Purchase Program (“CPP”), plus the accrued and unpaid dividends owed on the CPP Preferred Stock through the date of closing of the sale of the SBLF Preferred Stock to the Secretary.  The Company entered into a repurchase letter agreement with Treasury providing for the redemption of the CPP Preferred Stock (the “Repurchase Agreement”).  The Company is in the process of investigating whether repurchase of the Warrant issued to the Treasury under the CPP is beneficial to the Company at this time.

The Purchase Agreement and the Repurchase Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.  The foregoing summary of certain provisions of the Purchase Agreement and the Repurchase Agreement is qualified in its entirety by reference thereto.

Item 3.02                      Unregistered Sales of Equity Securities.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.  The issuance and sale of the SBLF Preferred Stock was a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.  The Company did not engage in a general solicitation or advertising with regard to the issuance and sale of such securities and did not offer such securities to the public in connection with the issuance and sale of the SBLF Preferred Stock to the Secretary.

Item 3.03               Material Modification to Rights of Security Holders.

The terms of the SBLF Preferred Stock impose limits on the ability of the Company to pay dividends and repurchase shares of common stock.  Under the terms of the SBLF Preferred Stock, no repurchases may be effected, and no dividends may be declared or paid on preferred shares ranking pari passu with the SBLF Preferred Stock, junior preferred shares, or other junior securities (including the common stock) during the current calendar quarter and for the next three calendar quarters following the failure to declare and pay dividends on the SBLF Preferred Stock, except that, in any such quarter in which the dividend is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid any resulting material covenant breach by the Company.

Under the terms of the SBLF Preferred Stock, the Company may only declare and pay a dividend on the common stock or other stock junior to the SBLF Preferred Stock, or repurchase shares of any such class or series of stock, if, (i) full dividends on all outstanding shares of SBLF Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid and (ii) after payment of such dividend, the dollar amount of the Company’s Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital, as defined by the Certificate of Designation of the Company fixing the designations, preferences, limitations and relative rights of the SBLF Preferred Stock, excluding any subsequent net charge-offs and any redemption of the SBLF Preferred Stock (the “Tier 1 Dividend Threshold”).  The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the tenth anniversary, by 10% for each one percent increase in QSBL over the baseline level.  As a result of the redemption of the CPP Preferred Stock, the Company is no longer subject to the dividend and repurchase limitations imposed by the CPP, including the restriction limiting the quarterly dividend payment to $0.12 per share.

The Company also amended its Rights Plan as of August 17, 2011 to specify that the sale of the SBLF Preferred Stock and the repurchase of the CPP Preferred Stock do not trigger the change of control provisions of the Rights Plan.

Item 5.02                      Departure of Directors or Certain Officers; Election of; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

As a result of the redemption of the CPP Preferred Stock, the Company is no longer subject to the Treasury’s officer compensation regulations for CPP participants.

Item 5.03                      Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 17, 2011, the Company filed a Certificate of Designation of Senior Non-Cumulative Perpetual Preferred Stock, Series B of the Company (the “Certificate of Designation”) with the Commonwealth of Pennsylvania for the purpose of amending its Certificate of Incorporation to fix the designations, preferences, limitations and relative rights of the SBLF Preferred Stock.  The Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

    (d)           Exhibits

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation of Senior Non-Cumulative Perpetual Preferred Stock, Series B of Codorus Valley Bancorp, Inc. establishing the designations, preferences, limitations and relative rights of the SBLF Preferred Stock.

4.1	Amendment to Rights Agreement, dated as of August 17, 2011.

10.1	Small Business Lending Fund – Securities Purchase Agreement, dated August 18, 2011, between Codorus Valley Bancorp, Inc. and the Secretary of the Treasury, with respect to the issuance and sale of the SBLF Preferred Stock.

10.2	Repurchase Agreement, dated August 18, 2011, between Codorus Valley Bancorp, Inc. and the United States Department of the Treasury, with respect to the repurchase and redemption of the CPP Preferred Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 24, 2011	CODORUS VALLEY BANCORP, INC. By: /s/ Larry J. Miller Larry J. Miller, President and CEO